Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-283203) and Form F-3 (File No. 333-287843) and the Annual Report on Form-20 of Mingteng International Corporation Inc. (the “Company”) of our report dated May 14, 2024, with respect to our audits of the consolidated financial statements of the Company for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 20-F of the Company for the year ended December 31, 2025.

We were dismissed as auditors on September 5, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in any Registration Statement for any period after the date of our dismissal.

/s/ Wei, Wei & Co., LLP

Flushing, New York

April 30, 2026